Exhibit 10.18

PURCHASE AND SALE AGREEMENT

BETWEEN

TAG OPERATING COMPANY, INC.
AND
INLAND GAS CORPORATION
As Sellers

AND

PACKARD GAS COMPANY
As Buyer

This Purchase and Sale Agreement (“Agreement”) is between Tag Operating Company, Inc., a Texas corporation with an address of 7447 Harwin Drive, Suite 145, Houston, Texas 77036 and Inland Gas Corporation, a Texas corporation with an address of 7447 Harwin Drive, Suite 145, Houston, Texas 77036 (collectively, “Seller”), as sellers, and Packard Gas Company, a Texas corporation with an address of 2815 East Skelly Drive, Suite 823, Tulsa, Oklahoma 74105 (“Buyer”), as buyer, effective on October 1, 2005.

WHEREAS, Seller owns properties located within the Orange Field (“Properties”) of Orange County, Texas (as the same is hereinafter defined);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Sellers interest in and to the Properties;

NOW, THEREFORE, in consideration of their mutual promises under this Agreement, the benefits to be derived by each party, and other good and valuable consideration, Buyer and Seller agree as follows:

ARTICLE 1. DEFINITIONS

The following terms, when used in this Agreement, will have the following definitions:

1.01	Additional Instruments. The instruments executed by Buyer before and at Closing and delivered to Seller in connection with this transaction.

1.02	Ad Valorem Taxes. Defined in Section 9.01.

1.03	Associated Parties. Successors, assigns, directors, officers, employees, agents, contractors, subcontractors, and affiliates.

1.04	Base Purchase Price. The respective amount set forth in Section 3.01.

1.05	Properties. Sellers interest in the oil and gas leasehold estates or other interests set forth on Exhibit A-1, together with Sellers interest in the following:

(a)	each Well located on the leases and land described in Exhibit A-1.

(b)	the easements, permits, licenses, surface and subsurface leases, right-of-way, servitudes, and other surface and subsurface rights affecting the land and leases described in Exhibit A-1.

(c)
Material, equipment, and facilities in and on the land and used solely in connection with the use or operation of the leasehold estates and other interests described in Exhibit A-1 for oil or gas purposes.

(d)	The facilities and pipelines located pursuant to the rights described in (b) above and necessary to market the production from the Properties.

(e)
Contracts affecting the Properties, including agreements for sale or purchase of oil, gas and other hydrocarbons; processing agreements; division orders; unit agreements; operating agreements; and other contracts and agreements arising out of, connected with, or attributable to production from the Properties.

1.06
Claim or Claims. Collectively, claims, demands, causes of action, and lawsuits asserted or filed by any person, including an artificial or natural person; a local, state, or federal governmental entity; a person holding rights under any Related Agreement; an Associated Party of Buyer or Seller; or a third party.

1.07	Closing. The delivery of the conveyancing instruments and funds by the parties to close the purchase and sale of Properties.

1.08	Closing Date. The date on which Closing is scheduled to and does occur.

1.09	Effective Time. 7 a.m. local time where the interests are located.

1.10
Environmental laws. Applicable federal, state and local laws, including statutes, regulations, orders and ordinances, previously or currently enacted or enacted in the future, and common law, relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas. “Environmental Laws” includes the Comprehensive Environmental response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and the Clean Air Act, as each is amended from time to time.

1.11	Execution Date. The date on which the last of the parties executes this Agreement.

1.12
Liability or Liabilities.. Collectively, all damages (including consequential and punitive damages), including those for personal injury, death, or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration, or clean up of contamination, whether the injury, death, or damage occurred or occurs on or off the Property by migration, disposal, or otherwise; losses; fines; penalties, expenses; costs to remove or modify facilities on or under the Property; plugging liabilities for all Wells; attorneys’ fees; court and other costs incurred in defending a Claim; liens; and judgments; in each instance, whether these damages and other costs are foreseeable or unforeseeable.

1.13	NORM. Naturally occurring radioactive material.

1.14	Oil. Crude oil, distillate, drip gasoline, condensate, and other liquid hydrocarbons.

1.15
Permitted Encumbrances. (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens which are in existence on the date here; (ii) sales contracts or other arrangements for the sale of production hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive the Buyer of any material right in respect of the Interests and Property (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed; (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements and rights of way on, over or in respect of the Interests and property and that do not individually or in the aggregate, cause a material adverse effect upon the operations or value of Interests and Property; and (v) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate the Interests and Property in any manner, and all applicable laws, rules and orders from any governmental authority.

1.16	Strict Liability. Includes strict statutory liability and strict products liability.

1.17	Well or Wells. All wellbores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells, and water wells.

ARTICLE 2. PURCHASE AND SALE

2.01
Sale of the Properties. Pursuant to Seller’s offer, Seller agrees to sell the Properties to Buyer, and Buyer agrees to purchase them from Seller, for the consideration recited in and subject to the terms of this Agreement, as follows:

(a)	All of Seller’s right, title and interest in and to the Properties.

ARTICLE 3. PURCHASE PRICE

3.01	Base Purchase Prices. The Base Purchase Price for the Properties is as follows:

(a)	$2,500,000
and is subject to adjustment only as provided in this Agreement.

3.02	Adjustments to Base Purchase Price. The Base Purchase Price for the Properties shall be adjusted in the following manner:

(a)	Increased by the following amounts:

(i)
The aggregate amount of all non-reimbursed amounts directly attributable to the operations and ownership of the properties incurred and paid in the ordinary course of business, exclusive of indirect amounts and overhead allocations, during the period from the respective Effective Time to the Closing Date;

(ii)	An amount equal to the agreed value of all Oil and gas in storage above the pipeline connection or delivery point, as the case may be;

(iii)	Any other upward adjustment mutually agreed upon by the parities;

(b)	Decreased by the following amounts:

(i)	The aggregate amount of proceeds received by Seller from the sale of Oil and gas produced from and attributable to the Interests between the Effective Time and the Closing Date;

(ii)	The amount of any downward adjustment relating to Title Defects pursuant to Article 5;

(iii)	Seller’s share of estimated ad valorem taxes through the Effective Time;

(iv)	The amount of any downward adjustment mutually agreed upon by the parties; and

(v)
The Base Purchase Price shall be adjusted downward by the amount of $20,000 per barrel of produced oil if the gross production volumes for a consecutive 30 day period (prior to the Closing Date), to be selected by the Seller, are less than 125 barrels of oil per day (3,750 barrels of oil in 30 days). An exception to this adjustment would be an occurrence or situation wherein production from the Properties is interrupted by circumstances beyond the control of Seller. In that event, the days and the respective volumes of the Interruption Period shall be excluded from the calculation of the production volumes. Seller shall give Buyer two (2) days notice prior to starting the 30 day period so that Buyer may monitor the production.

3.03
Closing Settlement Statement. Seller shall provide to Buyer a closing settlement statement prior to Closing presenting adjustments to the Base Purchase Price for the respective Interests that are subject to this Section 3.03, which Closing Settlement Statement shall set out separately the adjustments applicable to the respective Interests. Prior to Closing, Buyer and Seller shall agree upon the Closing Settlement Statement which shall include adjustments, known as of the Closing Date, pursuant to Section 3.02 hereof. The Closing Statement shall also set forth the allocation of the Purchase Price to the Seller.

ARTICLE 4. SELLER’S REPRESENTATIONS AND WARRANTIES

4.01
Representations and Warranties Not Exclusive. Seller’s representations under this Article are in addition to its other representations and warranties under this Agreement and the Additional Instruments.

4.02
Organization; Name; Organizational Identification Number. Seller represents and warrants that it is duly organized validity existing and in good standing under the laws of its jurisdiction of organization. Seller is qualified or licensed to conduct business and is in good standing in each jurisdiction where the nature of its activities or the character of the properties utilized in its business make such qualification or licensing necessary. Seller’s correct legal name is set forth above Seller’s signature hereto. The location of Seller’s chief executive office is the address listed in the introductory paragraph of this Agreement.

4.03	Power and Authority: Authorizations; Enforceability; No Conflicts. Seller represents and warrants that:

(a)
Seller has full corporate power and authority to own its assets and to carry on its business as it is now being conducted and to execute and deliver this Agreement and each of the Additional Instruments and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)
The execution, delivery and performance by Seller of this Agreement and the Additional Instruments to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite actions of Seller.

(c)
This Agreement and the Additional Instruments to which Seller is a party have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

(d)
The execution and delivery by Seller of this Agreement and each of the Additional Instruments to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby do not:

(i)	violate any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Seller;

(ii)
result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any oral or written agreement, instrument, contract, undertaking, mortgage, indenture, lease, license or other understanding to which Seller is a party or by which any of the properties or assets of Seller may be bound or otherwise subject; or

(iii)	contravene or violate any law, rule, regulation, or order applicable to Seller, Seller’s Associated Parties, or any of their respective properties or assets.

(e)
No consent of any governmental body or other person is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or any other Additional Instruments to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

4.04
Title to the Interests. Seller represents and warrants that it owns Defensible Title to the Interests as of the date this Agreement is executed and will convey to Buyer Defensible Title to the Interests on the Closing Date.

ARTICLE 5. TITLE AND TITLE DEFECTS

5.01
Title. Seller shall transfer title of the Interests to Buyer at Closing pursuant to an assignment substantially in the form of the Assignment attached hereto as Exhibit B, and said Assignment shall be adapted to the particular interest to be assigned and to conform to the provisions of Article 2 hereof. Seller will convey to Buyer Defensible Title to the Interests on the Closing Date. Seller shall execute as many Assignments as are necessary to file for record Assignments in each jurisdiction and with each governmental authority where necessary to effect conveyance of the Interests and/or notice of such conveyance. Buyer shall be entitled to satisfy itself prior to Closing that it will be receiving conveyance of Defensible Title to the Interests. Seller shall provide to Buyer full and complete access to its records and documents relating to the Interests. As used herein, the term “Defensible Title” shall mean, as to each of the Interests to be conveyed to Buyer, a net revenue interest which is not less, and a working interest which is not greater, than those set out in Exhibits A-1 and A-2 hereto with respect to such Interests, and a title which is free and clear of liens, encumbrances, defects or environment Conditions, other than Permitted Encumbrances, which materially and adversely affect the value of such Interests. Any matter which causes an Interest not to have Defensible Title, and any environmental Condition, shall be considered to be a “Title Defect”. If Buyer determines that any Interest is subject to any Title Defects prior to Closing, Buyer shall notify Seller in writing describing the Title Defects, after which time, the parties shall meet and exercise their best efforts to determine the validity of the claimed Title Defect. Seller shall have until the Closing to cure the Title Defects to the satisfaction of the Buyer. If Seller is not able to cure the Title Defect to Buyer’s reasonable satisfaction prior to Closing, then Buyer in its sole discretion may either (a) reduce the Purchase Price by the Allocation for the Property(s) with a Title Defect, (b) allow Seller 90 days after Closing to cure the Title Defects, (c) waive the Title Defects, or (d) terminate this Agreement. Should a Title Defect be discovered after the Closing Date, Seller shall undertake to cure such Title Defect to Buyer’s reasonable satisfaction; failing cure thereof, Buyer shall have the right, but not the obligation, to re-assign the affected Interest to Seller following the provisions of Section 8.04 hereof as to the Property so affected.

5.02
Related Agreements. Except as otherwise provided in this Agreement, the sale of the Properties will be subject to all oil, gas, and mineral leases, assignments, subleases, farmout agreements, unit agreements, joint operating agreements, pooling agreements, letter agreements, easements, rights-of-way, gathering and transportation agreements, sales agreements, and other agreements concerning or pertaining to the Properties (“Related Agreements”), to the extent that they are binding on Seller or its successors or assigns. Buyer will assume all of Seller’s obligations and liabilities under the Related Agreements as of the respective Effective Times, insofar as the obligations or liabilities concern or pertain to the respective Interests, and the parties will execute all documents necessary for Buyer to assume the Related Agreements. Buyer’s obligation applies to all Related Agreements, whether recorded or not.

ARTICLE 6. PRE-CLOSING OBLIGATIONS

6.01	Preferential Rights.

(a)	Notice. Seller will notify the owners, if any, of preferential rights to purchase the Properties.

(b)
Adjustment to Base Purchase Price. If a third party gives notice of its intent to exercise a preferential right to purchase any of the Properties, Seller shall give immediate notice thereof to Buyer; in such event, Buyer may, at its option, elect to either (a) delay Closing as to all of the Properties pending closing of the preferential purchase, with no charge to either party for the delay, (b) terminate this Agreement, or (c) exclude the affected Property and close as to all other Properties as scheduled.

(c)
Third-Party Failure to Purchase. If a third party gives notice of its intent to exercise a preferential right to purchase a preferential right property, but does not close the purchase for any reason either before or within a reasonable time after the scheduled Closing of this Agreement, Buyer may elect in its sole discretion, to acquire the preferential right property under the terms of this Agreement. In such event, Closing as to such property will be scheduled to occur within forty-five days after Buyer receives Seller’s notice that the third party has not closed. The effective time for the preferential right property will be the applicable Effective Time under this Agreement for the Interest of which the preferential right property is a part.

6.02
Third-Party Notifications and Approvals. The sale of the Interests may require the approval or consent of lessors, joint interest owners, farmors, sublessors, Sellers, grantors, parties to agreements, governmental bodies having jurisdiction, or other third parties. Seller is responsible for obtaining approvals from all applicable third parties and will furnish Buyer with proof of each consent, maintenance-of-uniform interest provisions, if any, from joint-interest owners. If Seller does not furnish Buyer with all third-party approvals applicable to any Interest, then Seller may, at its option, elect to (a) delay Closing as to any or all of the Interests, with no charge to either party for the delay, or (b) terminate this Agreement. To the extent any consent or approval is typically obtained after transfer of a given Interest, Seller agrees that it will exercise its best efforts to obtain such consent(s) or approval(s) within 30 days following the Closing, and in any event will obtain such consent(s) or approval(s) within the shortest time practicable after Closing. Buyer shall provide assistance to Seller’s efforts to obtain such consent(s) or approval(s).

ARTICLE 7. CLOSING

7.01
Closing Date. The Closing Date will be on or before October 30, 2005. Closing under this Agreement shall occur at the offices of Capco Offshore, Inc, 5555 San Felipe, Suite 725, Houston, TX 77056. If the parties agree, Closing may be handled by exchange of documents (by mail or by courier). No price adjustment will be made if Closing is delayed.

7.02	Buyer’s Right to Delay Closing. Buyer may, at its sole option and for any reason, delay Closing for up to thirty days after the originally-scheduled Closing Date, upon written notice to Seller.

7.03
Seller’s Right to Delay Closing. In the event that production volumes have not averaged 125 BOPD for a consecutive 30 (thirty) day period by October 30, 2005 as defined in 3.02(b)(v) hereinabove, Seller shall have the option to extend the Closing Date to November 30, 2005, with an Effective Date of November 1, 2005, in order to qualify said production. Irrespective of this provision, Buyer may elect to close this transaction at any time by tendering the amount of the Base Purchase Price due, without adjustment for production volume.

7.04         Closing Obligations.

(a)
Certificates of Authority. Seller shall deliver to Buyer, at least five days before the Closing Date, certificates in form and substance satisfactory to Buyer, effective as of the Closing Date and executed by Seller’s duly authorized officer, partner, or owner, as appropriate, to the effect that (1) Seller has all requisite corporate, partnership, or other power and authority to purchase the Interests on the terms of this Agreement and to perform its other obligations under this Agreement and the Additional Instruments and has fulfilled all corporate, partnership, or other prerequisites to closing this transaction, and (2) each individual executing the closing documents has the authority to act on behalf of Seller.

(b)
Change of Operatorship. For Interests that will be operated by Seller in its capacity as Operator under the Operating Agreements, and except to the extent waived by Buyer, Seller will deliver to Buyer on or before the closing Date evidence of the following: (1) that Seller has complied with the requirements of all laws and regulations relating to the transfer of operatorship, including those regarding the assumption of responsibility for the plugging and abandoning of each Well that is included in the applicable Interests or located on the Property; (2) that the appropriate bond, surety letter, letter of credit, or other financial security has been accepted by the relevant regulatory agency; and (3) that Seller has, to the extent possible under applicable regulations, obtained all necessary permits or transfers of permits to operate the applicable Interests and Property.

(c)
Closing Settlement Statements. Seller shall provide to Buyer Closing Settlement Statement, as same may have been revised pursuant to Section 3.02, including items such as Base Purchase Price and adjustments to the Base Purchase Price (if any), to the extent this information is available at Closing. Seller will use estimates in the respective closing settlement statements, to the extent that estimates are necessary, and may correct the estimates in the final settlement statement.

(d)	Closing Documents. The parties, as indicated, will execute the following instruments to close this transaction:

(i)
An instrument substantially in the form of the Assignment and Bill of Sale attached as Exhibit B, modified to the extent necessary to conform to the terms of this Agreement. The Assignment and Bill of Sale will be effective as of the Effective Time, be with special warranty of title, and restate the indemnities, releases, and waivers contained in this Agreement. Buyer may require the parties to execute separate instruments for each state, county, or other jurisdiction in which the Properties are located, or with respect to state or federal governmental jurisdiction to which the Interests are subject, to facilitate timely recording.

(ii)
Other documents reasonably required to close this transaction and implement the terms of this Agreement, including deeds, bills of sale, and the like and instruments necessary under operating agreements, plans of unitization, laws, and regulations affecting the Interests to transfer the Interests and related obligations from Seller to Buyer;

(iii)	Designation-of-Operator forms, or such other form as is required by governmental agencies with jurisdiction over the Properties.

(iv)	Seller shall furnish Buyer with:

i.	List of all pumping equipment and tankage for each lease

ii.	List of all related equipment used on the lease premises such as all trucks, trailers, tractors, etc.

(v)	The closing settlement statements.

(e)	Third-Party Consents. Seller will deliver proof of required third-party consents and approvals, except to the extent waived by buyer in writing.

(f)
Payment to Seller. At Closing, (i) buyer will pay to Seller $2,000,000.00 and (ii) as to the net amount shown on Closing Settlement Statement, in Buyer’s sole and unfettered discretion Buyer will either (A) offset amounts due hereunder, (B) pay Seller, or (C) any combination of the above. Cash payments hereunder shall be made by certified check, cashier’s check, or funds transfer as that term is defined in Chapter 4 of the Texas Business and Commerce Code. The respective closing settlement statement amounts are subject to further adjustment after Closing as provided in this Agreement.

(g)
Delivery of Possession. Subject to the terms of applicable joint operating agreements, if any, the Related Agreements, and this Agreement, Seller will deliver possession of the Properties to Buyer as soon as practicable after the Effective Time or the Closing Date, whichever is later.

7.05	Condition Precedent. Seller’s performance of its obligations under this article is a condition precedent to Buyer’s obligation to close this transaction.

7.06
Seller’s Representation by Closing. By closing this transaction, Seller will be deemed to represent to Buyer that all Seller’s representations and warranties under this Agreement, the Additional Instruments, are true as of the Closing Date.

ARTICLE 8. POST-CLOSING OBLIGATIONS

8.01
Filing and Recording. Buyer will file or record the conveyance documents by which the Interests will be conveyed from Seller to Buyer in the appropriate governmental records and will provide photocopies of the filed or recorded document, including the recording data, to Seller.

8.02
Further Assurances. Seller and Buyer each will, from time to time after Closing and upon reasonable request, execute, acknowledge, and deliver in proper form any conveyance, assignment, transfer, or other instrument reasonably necessary to accomplish the purposes of this Agreement.

8.03
Compliance. Buyer will comply with all rules, regulations, statutes and laws applicable to buyer’s ownership of the Interests or Property and with all Related Agreements, insofar as they concern or pertain to the Interests. Seller will comply with all rules, regulations, statutes, and laws applicable to Seller’s management and operation of the Interests or Property and with all Related Agreements, insofar as they concern or pertain to the Interests.

8.04
Reassignment. Should Buyer elect to reassign any property(s) due to title defect or due to other causes as set forth herein, Buyer shall execute and deliver to Seller a reassignment, without warranty of any kind (title, fitness, condition). Seller shall release and discharge Buyer and its Associated Parties, covenant not to sue Buyer or its Associated Parties, and indemnify, defend, and hold Buyer and its Associated Parties harmless as to any Property(s) that are reassigned, and the reassignment instrument will reinstate Seller’s obligation.

ARTICLE 9. TAXES

9.01
Taxes. Any ad valorem, property, production, severance and similar taxes and assessments on said Interests shall be borne by Seller for all times prior to the Effective Time and by Buyer for all times after the Effective Time.

ARTICLE 10. OIL IN STORAGE, PROCEEDS, COSTS, EXPENSES, AND DISBURSEMENTS

10.01
Oil in Storage. All Oil in storage at the Effective Time, including working inventory, belongs to Seller. All storage tanks shall be gauged as of 7:00am, local time, or as close thereto as possible. Any oil so shown to be in storage shall be valued at the price last paid by purchases during the last month of sales, less any applicable taxes, royalties and/or other required payments. Seller shall have the right to have a representative present at the gauging of all tanks.

10.02	Proceeds, Costs, and Expenses. All proceeds, receipts, credits, income, and charges attributable to the Properties and accruing after the Effective Time will be Buyer’s property and responsibility.

10.03
Notice to Remitters of Proceeds. Seller will make reasonable efforts to cause all remitters to remit proceeds to Buyer. Notice to the remitters that this transaction has closed shall occur by letter-in-lieu-of-transfer order or other documents required by each remitter.

ARTICLE 11. ENVIRONMENTAL MATTERS

11.01
Acknowledgement Concerning Possible Contamination of the Interests and Property. Buyer and Seller are aware that the Interests and property have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties. Equipment and sites included in the properties may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Properties may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Property. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Interests and the Property. Buyer shall undertake, at its sole cost and expense an evaluation of the environmental status of the Properties and shall inform Seller should this evaluation reveal any deficiencies as to the environmental status of the Properties. Any deficiencies so noted by Buyer shall be treated in the same manner as a Title Defect and Seller and Buyer shall have the same obligations and remedies as set forth in Article 5 hereinabove.

ARTICLE 12. BUYER’S REPRESENTATIONS AND COVENANTS

Buyer represents and warrants to Seller that as of the date hereof:

12.01	Organization. Buyer is duly organized, validly existing and in good standing under the laws of its own jurisdiction of organization.

12.02      Power and Authority; Authorization; Enforceability; No Conflicts; Etc.

(a)
Buyer has all requisite power and authority to execute and deliver this Agreement and the Additional Instruments to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)          The execution, delivery and performance by Buyer of this Agreement and the Additional Instruments to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of Buyer.

(c)
The Agreement has been, and the other Additional Instruments to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

(d)
The execution and delivery by Buyer of this Agreement and of each of the Additional Instruments to which it is a party, the performance by it of the transactions contemplated hereby and thereby do not:

(i)
result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which Buyer is a party or by which the properties or assets of Buyer may be bound or otherwise subject; or

(ii)	contravene or violate any laws applicable to Buyer.

(e)
No prior or subsequent filing or registration with, notification to, or authorization, consent or approval of, any governmental or regulatory agency is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or any of the other Additional Instruments to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby and thereby.

12.03	Securities Laws.

(a)	Buyer acknowledges that the solicitation of an offer for and the sale of Interests by Seller has not been registered under any securities laws.

(b)
Buyer intends to acquire the Properties for its own benefit and account and is not acquiring the Properties with the intent of distributing fractional undivided interests in them or otherwise selling them in a manner that would be subject to regulation by federal or state securities laws. If Buyer sells, transfers, or otherwise disposes of the Properties or fractional undivided interests in them in the future, it will do so in compliance with applicable federal and state laws.

(c)	Buyer represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.

ARTICLE 13. GAS IMBALANCES

13.01
Seller’s and Buyer’s Respective Obligations. For those Interests with cumulative gas-production-imbalance accounts among working interest owners, Buyer acknowledges that the amounts are derived from either Seller’s or Operator’s statements based upon current production, prior sales history, and contract information; were provided to Buyer before the Execution Date; and were taken into consideration in Buyer’s calculation of the Base Purchase Price and the Allocations. After the Effective Time, all benefits, obligations, and liabilities associated with these gas-production-imbalance accounts and related agreements will accrue to and become Buyer’s responsibility. Buyer will assume Seller’s overproduced or underproduced position as of the Effective Time and subject to the other provisions of this Agreement, unless the operating agreement, plan of unitization, or gas balancing agreement for an Interest provides for the cash settlement of gas-production-imbalance accounts when the Interest is assigned, in which event Seller reserves the gas-production-imbalance account and the right to the cash settlement. Any gas imbalances attributable to the Interests are disclosed on Exhibit D attached hereto.

ARTICLE 14. FINAL SETTLEMENT STATEMENT

14.01
Preparation. Seller will prepare a final settlement statement relating to the Interests and submit it to Buyer within 90 days after the Closing Date. The final settlement statement will deduct royalties, operating expenses, taxes, overhead, and other amounts due to Seller from amounts due to Buyer as provided in this Agreement, with adjustments as necessary for items identified after Closing.

14.02
Final Settlement. Buyer must respond in writing with objections and proposed corrections within thirty days of receiving the final settlement statement relating to the interests. If the parties cannot resolve their differences within ninety days of Seller’s receipt of Buyer’s objections, then the alternate-dispute-resolution and arbitration procedures of this Agreement will be triggered. If Buyer does not respond to the final settlement statement by signing or objecting in writing within the thirty-day period, the statement will be deemed approved by Buyer. After approval of said final settlement statement, Seller will send a check or invoice to Buyer for the net amount.

ARTICLE 15. BROKER’S AND FINDER’S FEES

Seller and Buyer each represents and warrants to the other that it has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in conjunction with this Agreement or the transaction contemplated by it for which the other party will have any responsibility.

ARTICLE 16. COMMUNICATIONS

Unless otherwise provided in this Agreement, communications (including notices) under this Agreement that must be in writing and delivered by a specific date will b deemed to have been made when received at the following addresses by registered or certified mail, postage prepaid or by messenger:

Seller:	Buyer:

Tag Operating Company	Packard Gas Company
7447 Harwin Drive, Suite 145	2815 E. Skelly Drive, Suite 823
Houston, Texas 77036	Tulsa, Oklahoma 74105

Inland Gas Corporation
7447 Harwin Drive, Suite 145
Houston, TX 77036

ARTICLE 17. SELLER’S DEFAULT

If Seller defaults under this Agreement in a material way, including Seller’s failure to perform its obligations to close this transaction, Buyer may, at its sole option, terminate this Agreement in addition to all of its other rights at law or in equity.

ARTICLE 18. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS
ACT OF 1976

The parties have determined that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 does not apply to this transaction.

ARTICLE 19. DEPOSIT

Upon execution of this Agreement by all the Parties hereto, Buyer shall deliver a non refundable deposit in the amount of $500,000.00 to Seller. Said deposit shall be deducted from the Base Purchase Price as set forth in 3.01 above, at closing.

ARTICLE 20. MISCELLANEOUS

20.01
Entire Agreement. This Agreement and the Additional Instruments constitute the entire agreement between the parties as to the transaction described in this Agreement. All previous negotiations and communications between the parties as to these matters are merged into this Agreement and the Additional Instruments.

20.02
Successors and Assigns; Amendment; Survival. This Agreement is binding on and inures to the benefit of the parties and their respective successors, heirs, representatives, and assigns and may be supplemented, altered, amended, modified, or revoked only in writing signed by both parties. Neither the assignment of this Agreement nor of the Properties or any part of them will relieve Seller of its obligations under this Agreement unless and to the extent Buyer consents in writing to release Seller, which consent may be withheld for any reason.

All provisions of this Agreement and the Additional Instruments that cannot be performed before Closing or the earlier termination of this Agreement and all representations, promises, releases, and indemnities under this Agreement and the Additional Instruments will survive Closing or the earlier termination of this Agreement.

20.03
Choice of Law. This Agreement and its performance will be construed in accordance with, and enforced under, the internal laws of the State of Texas, without regard to choice of law rules of any jurisdiction, including Texas.

20.04
Assignment. Neither this Agreement nor the rights and obligations under it may be assigned or delegated by either party without the other party’s prior written consent, which consent may be withheld for any reason, and an attempted assignment or delegation in the absence of such consent is void.

20.05
No Admissions. Neither this Agreement, nor any part of it, nor any performance under this Agreement, nor any payment of any amount under this Agreement will constitute or may be construed as a finding, evidence of, or an admission or acknowledgement of any liability, fault, past or present wrongdoing, or violation of law, rule, regulation, or policy, be either Seller or Buyer or their respective Associated Parties.

20.06	Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement.

20.07
Public Communications. Unless provided otherwise in this Agreement, neither party will make any press release or public communication concerning this transaction without the other party’s prior written consent, which consent may be withheld for any reason.

20.08
Headings and Titles. The headings and titles in this Agreement are for the guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.

20.09	Exhibits. All exhibits referenced in and attached to this Agreement are incorporated into it.

20.10
Includes. The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variants. The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

20.11
Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect, and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

20.12	Counterparts. This Agreement may be executed in multiple counterparts, all of which together will be considered one instrument.

20.13	Conflicts. If the text of this Agreement conflicts with the terms of any exhibit to this Agreement, then the text of this Agreement will control.

20.14
Not to Be Construed against the Drafter. Seller acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

20.15	No Waiver. No waiver by either party of any part of this Agreement will be deemed to be a waiver of any other part of this Agreement or a waiver of strict performance of the waived part in the future.

20.16	CONSPICUOSNESS. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.

20.17
Execution By the Parties. Neither the submission of this instrument for Seller’s examination, nor discussions or negotiations between the parties constitutes an offer to purchase the Properties and this instrument and the underlying transaction will become enforceable and binding between the parties only upon execution and delivery of this instrument by both Seller and Buyer.

The parties have executed this Agreement on the date below their signatures, to be enforceable and binding as of the Execution Date.

Tag Operating Company, Inc. a Texas Corporation	Packard Gas Company a Texas Corporation

By:	By:
Name:	James L. Alexander Land & Contracts
Title: &#1 60;	Date: _______________
Date:

Inland Gas Corporation
a Texas Corporation

By: __________________________
Name: ________________________
Title: _________________________
Date: _________________________

EXHIBIT “B”

To that certain Purchase and Sale Agreement effective October 1, 2005 by and between Tag Operating Company, Inc. and Inland Gas Corporation, as Sellers, and Packard Gas Company, As Buyer

ASSIGNMENT AND BILL OF SALE

OF OIL, GAS AND MJNERAL LEASES

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE ANA TURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMA TION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

STATE OF TEXAS

KNOW ALL MEN BY THESE PRESENTS, THAT:

COUNTY OF HARRIS

This Assignment and Bill of Sale of Oil, Gas and Mineral Leases (this "Assignment") is made effective as of 7:00 a.m. the 31st day of October, 2005 (hereinafter referred to as the "Effective Date"), by and between Tag Operating Company, Inc. whose mailing address is 7447 Harwin Drive, Suite 145, Houston, Texas 77036, and Inland Gas Corporation whose mailing address is 7447 Harwin Drive, Suite 145, Houston, Texas 77036 (hereinafter referred to as collectively as the" Assignor") and Packard Gas Company whose mailing address is 2815 East Skelly Drive, Suite 823, Tulsa, Oklahoma 74105, (hereinafter referred to as the" Assignee").

I.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt an sufficiency of which is hereby acknowledged Assignor does hereby BARGAIN, SELL, ASSIGN and TRANSFER unto Assignee, subject to all royalty and overriding royalty interests, any other outstanding interests, depth limitations or reassignment obligations, if any, that may now burden Assignor's interest covered by this Assignment, and the Production Payment hereinafter reserved, the following interests, all of which are hereinafter sometimes referred to as the " Assigned Interests", to-wit:

a.
All of Assignor's right, title and interest in and to the Oil, Gas and Mineral Leases described in Exhibit" A " attached hereto and incorporated herein by reference for a]l purposes (the "Leases"), including, but not limited to, all of Assignor's leasehold estate and working interests, reversionary interests, recoupment rights and any other interests whatsoever in, to and under the Leases, such Leases entitling Assignee to the Working Interests and Net Revenue Interests in Wells located thereon described on Exhibit " A " and as provided in that certain Asset Purchase Agreement dated March 11, 2005, with Assignor and Assignee as parties (the "Purchase Agreement") SAVE AND EXCEPT any overriding royalty interest, mineral interest pr royalty interest in and to lands covered by the Leases in favor of Assignor, which are expressly reserved and excepted herefrom;

b.
All of Assignor's right, title and interest in and to (i) all of the personal property, fixtures and improvements now situated thereon or appurtenant thereto, and all other equipment, including, but not limited to, the tanks, gun barrels, pumping units, dehydrators, tubing, wellhead equipment, flowlines and compressors, if any and (ii) all wellbores on the lands covered by the Leases;

c.	All of Assignor's right, title and interest in and to all valid and existing rights-of- way, easements, surface leases, permits, or licenses now or hereafter affecting the Assigned Interests;

d.	All of Assignor's right, title and interest in and to any amendments, ratifications, renewals or extensions of the Leases; and

e.
All of Assignor's right, title and interest in and to all oil, gas and other minerals that may be produced from all oil and/or gas wells located on the Assigned Interests subsequent to the Effective Date hereof.

f.
All of Assignor’s right. title and interest in and to all valid and subsisting contracts insofar and only insofar as they are related to or affecting the foregoing specifically enumerated interests assigned hereunder and the oil, gas and all other hydrocarbons reduced therefrom including without limitation all operating agreements, exploration agreements, unit agreements, facilities use agreements, gas sales contracts, oil or other hydrocarbon sales contracts, processing agreements, transportation agreements, division orders, and all other valid contracts of whatever nature, including any and all amendments thereto.

II.

Assignee, in consideration of the mutual benefits to be derived hereunder, and by its acceptance hereof, understands and agrees to the following terms and conditions:

a.
Assignee assumes proportionate responsibility for and agrees to plug and abandon each and every well located on the Assigned Interests and to restore the surface of the Assigned Interests in accordance with applicable governmental rules, regulations, laws and orders, and as may be required under the Leases or other agreements affecting the Assigned Interests and if there is any financial assurance required by any law, rule, or regulation, then Assignee shall secure anew financial assurance in the required amount, and supply it to the regulatory body requiring such financial assurance, to the end that Assignor's financial assurance shall be released and discharged. In the event Assignee fails to do any of the foregoing, Assignee agrees to release, indemnify, defend and hold harmless Assignor for all liability for such failure.

b.
Assignee hereby expressly assumes and agrees to be bound by and to perform all of the duties and obligations accruing after the Effective Date of this Assignment under the Leases or any agreement affecting the Assigned Interests proportionately attributable to the percentage interest herein assigned. ASSIGNEE, ITS SUCCESSORS AND ASSIGNS, HEREBY AGREES TO INDEMNIFY AND DEFEND ASSIGNOR, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM AND AGAINST ALL CLAIMS, DEMANDS AND CAUSES OF ACTION, INCLUDING COSTS OF CLEAN-UP OR PLUGGING LIABILITIES FOR ANY AND ALL WELLS, BROUGHT BY ANY AND ALL PERSONS, INCLUDING (WITHOUT LIMIT A TION), ASSIGNEE'S AND ASSIGNOR'S EMPLOYEES, AGENTS, OR REPRESENTATIVES AND ALSO INCLUDING (WITHOUT LIMITATION) ANY PRIVATE CITIZENS, PERSONS, ORGANIZA TIONS, AND ANY AGENCY, BRANCH OR REPRESENT A TIVE OF FEDERAL, ST ATE OR LOCAL GOVERNMENT, ON ACCOUNT OF ANY PERSONAL INJURY OR DEA TH OR DAMAGE, DESTRUCTION, OR LOSS OF PROPERTY, CONTAMINATION OF NATURAL RESOURCE (INCLUDING SOIL, SURFACE WATER OR GROUND WATER) OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMIT A TION, CLAIMS ARISING UNDER ENVIRONMENT AL LA WS RESULTING FROM OR ARISING OUT OF ANY LIABILITY CAUSED BY OR CONNECTED WITH THE PRESENCE, DISPOSAL OR RELEASE OF ANY MA TERIAL OF ANY KIND IN, ON OR UNDER THE ASSIGNED INTERESTS AT OR AFTER THE EFFECTIVE DA TE, WITHOUT REGARD TO ASSIGNOR'S (1) NEGLIGENCE, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, SOLE OR CONCURRENT, OR (2) STRICT LIABILITY. THIS INDEMNIFICA TION SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONT AINED IN THIS ASSIGNMENT , AND IT IS EXPRESSL Y UNDERSTOOD AND AGREED THA T ANY TERMS OF THIS PARAGRAPH SHALL CONTROL OVER ANY CONFLICTING OR CONTRADICTING TERMS OR PROVISIONS CONT AINED ELSEWHERE IN THIS ASSIGNMENT .

d.
The Assigned Interests have been utilized by Assignor for the purpose of exploration, development, and production of oil and gas. Assignee acknowledges that there may have been spills of crude oil and produced water or other material in the past on the Assigned Interests. In addition, some production equipment may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard, Assignee expressly understands that NORM may affix or attach itself to the inside of the wells, materials and equipment as scale, or in other forms, and that said wells, materials and equipment located on the Assigned Interests may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Assigned Interests. Assignee also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the equipment and Assigned Interests where it may be found and that Assignee assumes all liability for assessment, removal and disposal of any such materials and associated activities.

e.
ASSIGNEE UNDERSTANDS AND AGREES THAT THIS TRANSFER IS MADE ON AN "AS IS, WHERE IS", AND "WITH ALL FAULTS" BASIS AND ASSIGNEE RELEASES ASSIGNOR FROM ANY LIABILITY WITH RESPECT THERETO WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO ASSIGNOR'S NEGLIGENCE EXCEPT AS OTHERWISE EXPRESSLY AGREED UPON IN WRITING BY ASSIGNOR OR AS PROVIDED IN THIS PARAGRAPH. WITHOUT LIMITING THE ABOVE, AND EXCEPT AS EXPRESSL Y PROVIDED IN THISASSIGNMENT, ASSIGNEE WAIVES ITS RIGHT TO RECOVER FROM ASSIGNOR AND FOREVER RELEASES AND DISCHARGES ASSIGNOR FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENAL TIES, FINES, LIENS, JUDGMENTS, COSTS, OR EXPENSES, WHATSOEVER, (INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THA T MA Y ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE ASSIGNED INTERESTS OR ANY ENVIRONMENT AL LA W OR REGULA TION APPLICABLE THERETO.

III..

This Assignment is made and executed by Assignor and accepted by Assignee subject to a proportionate part of the terms, conditions, reservations and exceptions set forth in the following:

a.	the terms, provisions, covenants and royalties set forth in the Leases and any pooling, communitization and unitization agreements or orders affecting the Assigned Interests;

b.
all overriding royalty interests, restrictions, exceptions, reservations, burdens, encumbrances, conditions, limitations, interests, assignments, instruments, agreements and other matters, if any, that may burden or affect Assignor's interest in the Assigned Interests;

c.	the terms and conditions contained in any Joint Operating Agreement covering the Assigned Interests; and

d. all Federal, State, and local laws and to all orders, rules, regulations and standards issued thereunder by all duly constituted political subdivisions and agencies having jurisdiction, and Assignee hereby warrants that it will comp]y with same. Further, Assignee specifically warrants that it will comply with any and al] laws, orders, rules, regulations and standards of all Federal, State and local political subdivisions and agencies applicable to ( I) a]] exploration, drilling, production, plugging, and abandonment procedures, and (2) the control, regulation and prevention of pollution, including, but not limited to, salt water discharge and contamination.

IV.

ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES: (a) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOV ABLE PROPERTY, MOV ABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING ANY PART OF THE ASSIGNED INTERESTS: (b) ANY AND ALL REPRESENTATIONS AND WARRANTIES AS TO ALL EQUIPMENT, PERSONAL PROPERTY, AND FIXTURES WHICH ARE SOLD AND CONVEYED ON AN " AS IS", "WHERE IS", AND "WITH ALL FAULTS" BASIS: (c) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT; (d) ANY WARRANTY OF FITNESS FOR ANY PURPOSE: (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN: (I) ANY AND ALL IMPLIED WARRANTIES EX.ISTING UNDER APPLICABLE LA W NOW OR HEREAFTER IN EFFECT. ASSIGNEE SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HA VE WAIVED) ITS RIGHT TO INSPECT, THE ASSIGNED INTERESTS FOR ALL PURPOSES AND SA TISFIED ITSELF AS TO THEIR PHYSICAL CONDITION, BOTH SURFACE AND SUBSURFACE. ASSIGNEE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSIGNED INTERESTS, AND ASSIGNEE SHALL ACCEPT ALL OF THE SAME IN THEIR " AS IS, WHERE IS", AND "WITH ALL FAULTS" CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, ASSIGNOR MAKES NO WARRANTY OR REPRESENT A TION, EXPRESS, IMPLIED, ST A TUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO ASSIGNEE IN CONNECTION WITH THIS ASSIGNMENT INCLUDING, WITHOUT L.IMITATION, RELATIVE TO PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) A TTRIBUT ABLE TO THE ASSIGNED INTERESTS OR THE ABILITY OR POTENTIAL OF THE ASSIGNED INTERESTS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSIGNED INTERESTS OR ANY OTHER MATTERS CONTAINED IN THE MATERIALS FURNISHED OR MADE AVAILABLE TO ASSIGNEE BY ASSIGNOR OR BY ASSIGNOR'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY ASSIGNOR OR OTHERWISE MADE AVA.ILABLE OR DISCLOSED TO ASSIGNEE SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST ASSIGNOR AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT ASSIGNEE'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

ASSIGNEE REPRESENTS AND WARRANTS THAT SUCH ASSIGNEE IS AN EXPERIENCED AND KNOWLEDGEABLE INVESTOR IN OIL AND GAS PROPERTIES, HAS THE FINANCIAL AND BUSINESS EXPERTISE TO EV ALUA TE THE MERITS AND RISKS OF THE TRANSACTIONS COVERED BY THIS ASSIGNMENT, AND HAS RELIED SOLEL YON THE BASIS OF ITS OWN INDEPENDENT INVESTIGATION OF THE ASSIGNED INTERESTS FOR ALL PURPOSES. ASSIGNEE ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF PERSONS IT DEEMED APPROPRIATE CONCERNING THE CONSEQUENCES OF THE PROVISIONS OF THIS ASSIGNMENT AND HEREBY WAIVES ANY AND ALL RIGHTS TO CLAIM THAT IT IS AN UNSOPHISTICATED INVESTOR IN OIL AND GAS PROPERTIES.

V.

It is the intention and agreement of Assignor and Assignee hereunder that the provisions of this Assignment be severable. Should the whole or any portion of a section or paragraph be judicially held to be void or invalid, such holding shall not affect other portions which can be given effect without the invalid or void portion.

Assignor and Assignee hereby agree that all of the covenants and agreements contained herein shall extend to and be obligatory upon the heirs, executors, representatives, administrators, successors, and assigns of Assignor and Assignee, and shall be covenants running with tJ:1e land.

TO HAVE AND TO HOLD the same unto the Assignees, their successors and assigns, according to the terms, covenants and conditions of the Leases and this Assignment.

Assignee joins in the execution hereof for the purpose of being bound by all of the terms, provisions, obligations and covenants herein specified.

Assignee acknowledges that all bolded provisions herein relating to indemnity obligations, releases and waivers are conspicuous, satisfy the express negligence rule under Texas law and represent a material bargained for allocation of risk between Assignor and Assignee.

IN WITNESS WHEREOF, this instrument is executed as of the acknowledgement date of each of the parties hereto, but shall be effective as of the Effective Date hereof.

Witnesses	ASSIGNOR: TAG OPERATING COMPANY, INC.

By:

Name:
Title:

Witnesses	ASSIGNOR: INLAND GAS CORPORATION

By:

Name:
Title:

Witnesses	ASSIGNEE: PACKARD GAS COMPANY

By:

Name:
Title: